Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated November 29, 2013, relating to the financial statements of Oi S.A. for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the corporate restructuring undertook by the Company on February 27, 2012 and to the fact that accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America), appearing in the Annual Report on Form 20-F of Oi S.A. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Rio de Janeiro, RJ, Brazil

March 12, 2014